UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 18, 2010

NEWMARKET CORPORATION

(Exact name of Registrant as specified in charter)

Virginia	1-32190	20-0812170
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

330 South Fourth Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (804) 788-5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 18, 2010 the Compensation Committee of the Board of Directors of NewMarket Corporation (the “Company”) approved grants of stock awards to the Company’s named executive officers as set forth below. The awards will be granted on November 15, 2010 (the “Award Date”) pursuant to the Company’s 2004 Incentive Compensation and Stock Plan.

The cash values of the stock awards are as follows:

Thomas E. Gottwald	$100,000
Warren E. Huang	$100,000
Steven E. Edmond	$50,000
David A. Fiorenza	$50,000
Bruce R. Hazelgrove	$50,000

The number of shares granted will be determined by dividing the cash value of each executive officer’s award by the closing price of the stock on the Award Date. Any fractional shares will be disregarded. The Company will also retain and withhold shares of stock from each award to satisfy minimum statutory tax obligations for each executive officer. The stock will vest immediately on the Award Date and may not be sold or otherwise transferred until November 15, 2011.

Item 8.01. Other Events

On October 18, 2010, the Company issued a press release reporting that the Company’s Board of Directors had declared a dividend of 44.0 cents per share of the Company’s common stock, payable on January 1, 2011 to the Company’s shareholders of record as of December 15, 2010. This represents an increase of 6.5 cents per share over the previously paid dividend. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

10.1	Form of Stock Award Agreement.

99.1	Press release issued by the Company on October 18, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2010

NEWMARKET CORPORATION

	By:	/s/ David A. Fiorenza
David A. Fiorenza
Vice President and Treasurer